EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Reports Year-End Results and Updates Operations

SEPTEMBER 13, 2007 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX:MCF) reported natural gas and oil sales from continuing operations for the fiscal year ended June 30, 2007 of approximately $18.7 million, compared to $0.9 million for the same period last year. The Company reported a net loss attributable to common stock for the year ended June 30, 2007 of approximately $3.2 million, or $0.21 per basic and diluted share, compared to a net loss attributable to common stock for the year ended June 30, 2006 of approximately $0.8 million, or $0.05 per basic and diluted share.

For the three months ended June 30, 2007, natural gas and oil sales from continuing operations were $11.2 million, up from $0.6 million for the three months ended June 30, 2006. Contango had a net loss attributable to common stock of approximately $0.5 million, or $0.03 per basic and diluted share, compared to a net loss attributable to common stock for the three months ended June 30, 2006 of approximately $1.2 million, or $0.08 per basic and diluted share. The net loss for the three months ended June 30, 2007 is after $4.1 million of dry hole expenses associated with mechanical problems on the Alta-Beck #1-32H and the Alta-Kaufman #1-12H in the Arkansas Fayetteville Shale, which were drilled in fiscal year 2006.

For fiscal year 2008, our capital expenditure budget calls for us to invest a total of $55.6 million, as we continue to develop our Arkansas Fayetteville Shale play, bring Eugene Island 10 (“Dutch”) #3 to production, drill additional developmental wells on our Dutch and State of Louisiana (“Mary Rose”) prospects, build an associated platform and pipeline and drill at least one additional wildcat exploration offshore well unrelated to Dutch or Mary Rose. Of this $55.6 million, approximately $30.0 million is anticipated to be invested in offshore activities and $25.6 million is expected to be invested in onshore activities.

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer said, “As of September 13, 2007, our Dutch #1 well is constrained to 30 million cubic feet equivalent per day (“Mmcfe/d”) and our Dutch #2 well is temporarily shut-in awaiting an upgrade and increase in onshore gas processing capacity. Approximately $5 million (8/8ths) has been invested over the past several months to upgrade and increase gas processing capacity infrastructure. We anticipate that these upgrades will be completed by the end of September 2007, to allow our Dutch #1, #2 and #3 wells to flow at their anticipated combined rate of between 90 to 110 Mmcfe/d.”

Mr. Peak continued, “We are currently drilling our Mary Rose #1 prospect and expect to reach our target depth by mid-October. A production platform and pipeline with a capacity of 300 Mmcfe/d is being built by the Company to process and transport anticipated production from our Mary Rose #1 well, together with anticipated production from an expected additional three to five wells. If successful, the Mary Rose #1 and follow-on developmental wells are anticipated to begin production in May 2008.”

As of August 31, 2007, we have approximately $1.5 million in cash, cash equivalents, and short term investments and $30.0 million of unutilized borrowing capacity available to the Company.

CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2007	2006	2005
REVENUES:
Natural gas and oil sales	$18,687,821	$920,304	$1,088,933

Total revenues	18,687,821	920,304	1,088,933

EXPENSES:
Operating expenses	1,671,824	13,350	19,683
Exploration expenses	6,782,425	8,202,385	5,870,066
Depreciation, depletion and amortization	3,267,252	232,702	352,114
Impairment of natural gas and oil properties	192,109	707,523	236,537
General and administrative expense	6,841,721	4,760,662	3,570,957

Total expenses	18,755,331	13,916,622	10,049,357

LOSS FROM CONTINUING OPERATIONS BEFORE OTHER INCOME AND INCOME TAXES	(67,510)	(12,996,318)	(8,960,424)

OTHER INCOME (EXPENSE):
Interest expense (net of interest capitalized)	(2,162,573)	(54,488)	(71,506)
Interest income	886,420	826,399	431,803
Gain (loss) on sale of assets and other	(2,684,062)	249,611	705,147

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(4,027,725)	(11,974,796)	(7,894,980)
Benefit from income taxes	1,333,174	4,248,623	2,748,121

LOSS FROM CONTINUING OPERATIONS	(2,694,551)	(7,726,173)	(5,146,859)

DISCONTINUED OPERATIONS
Discontinued operations, net of income taxes	—	7,519,210	17,564,795

NET INCOME (LOSS)	(2,694,551)	(206,963)	12,417,936
Preferred stock dividends	539,722	601,000	420,000

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(3,234,273)	$(807,963)	$11,997,936

NET INCOME (LOSS) PER SHARE:
Basic
Continuing operations	$(0.21)	$(0.56)	$(0.42)
Discontinued operations	—	0.51	1.34

Total	$(0.21)	$(0.05)	$0.92

Diluted
Continuing operations	$(0.21)	$(0.56)	$(0.42)
Discontinued operations	—	0.51	1.34

Total	$(0.21)	$(0.05)	$0.92

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	15,430,146	14,760,268	13,089,332

Diluted	15,430,146	14,760,268	13,089,332

The Company did not have any discontinued operations for the fiscal year ended June 30, 2007. The summarized financial results for discontinued operations for the periods ended June 30, 2006 and 2005 are as follows:

Operating Results:

	June 30,
	2006	2005
Revenues	$4,874,091	$15,177,774
Operating (expenses) credits *	1,520,269	(1,215,544)
Depreciation expenses	(966,734)	(2,463,868)
Exploration expenses	(1,092,741)	(763,894)
Gain on sale of discontinued operations	7,233,130	16,288,294

Gain before income taxes	$11,568,015	$27,022,762
Provision for income taxes	(4,048,805)	(9,457,967)

Gain from discontinued operations, net of income taxes	$7,519,210	$17,564,795

*	Credits due to severance tax refunds

Production, Prices, Operating Expenses and Other

	Year Ended June 30,
	2007	2006	2005
Production:
Natural gas (million cubic feet)	2,452	91	71
Oil, condensate and NGLs (thousand barrels)	39	4	8
Total (million cubic feet equivalent)	2,686	115	119

Natural gas (thousand cubic feet per day)	6,718	249	195
Oil, condensate and NGLs (barrels per day)	107	11	22
Total (thousand cubic feet equivalent per day)	7,360	315	327

Average sales price:
Natural gas (per thousand cubic feet)	$6.68	$7.15	$8.40
Oil, condensate and NGLs (per barrel)	$59.67	$61.53	$58.93
Total (per thousand cubic feet equivalent)	$6.96	$8.00	$9.15

Selected data per Mcfe:
Total lease operating expenses	$0.62	$0.11	$0.17
General and administrative expenses	$2.55	$41.40	$30.01
Depreciation, depletion and amortization of natural gas and oil properties	$1.08	$2.03	$2.96

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango’s expectations. The statements reflect Contango’s current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango’s publicly available reports filed with the Securities and Exchange Commission.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.contango.com